For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Outstanding Third Quarter 2009 Financial Results

And Raises Full Year Guidance

  Revenues up 29% to $130 million
  Organic revenue growth for the quarter of 26%
  Record backlog of $1.3 billion
  Operating income up 22% to $9.4 million
  Third quarter EPS up 27% to $0.41
  Third quarter bookings of $255 million, or a 2x book-to-bill ratio
  Full year revenue guidance raised to $465 to $470 million
  Full year EPS raised to $1.53 to $1.55

RESTON, Va. -- BUSINESS WIRE - November 3, 2009 -- NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies announced today results for the third quarter 2009. The table below is a summary of our financial results:

	Q3: 2009	9M: 2009
Revenues	$130 million	$344 million
Operating income	$9.4 million	$26.1 million
Operating margin	7.2%	7.6%
Net income	$5.6 million	$15.4 million
Diluted EPS (GAAP)	$0.41	$1.12

Third Reported Results

For the third quarter of 2009, NCI reported record revenues of $130 million compared to $101 million for the third quarter of 2008. This represents a growth rate of 29% and an organic growth rate of 26%. Operating income for the third quarter of 2009 was $9.4 million, compared to $7.8 million for the third quarter of 2008. Operating margin of 7.2% for the third quarter of 2009 compares with an operating margin of 7.7% for the same period in 2008. Net income for the third quarter was $5.6 million, compared to $4.4 million for the same period in 2008. Diluted earnings per share for the third quarter were $0.41 per share, compared to $0.32 per share for the comparable period in 2008. The effective tax rate for the third quarter of 2009 was approximately 39.4%. Diluted shares outstanding for the third quarters of 2009 were approximately 13.8 million, compared to 13.7 million for the third quarter of 2008.

First Nine Months Reported Results

For the first nine months of 2009, NCI reported revenues of $344 million, compared to $289 million for first nine months of 2008. This represents a nine month year-over-year growth rate of 19% and an organic growth rate of 15%. Operating income for the first nine months of 2009 was $26.1 million, or an operating margin of 7.6%, compared to $21.7 million, or an operating margin of 7.5%, for the first nine months of 2008. Net income for the first nine months of 2009 was $15.4 million, compared to $12.1 million for the same period in 2008. Diluted earnings per share for the first nine months of 2009 were $1.12 per share, compared to $0.89 per share for the comparable period in 2008. Diluted shares outstanding for the first nine months of 2009 were approximately 13.8 million compared to 13.6 million for the first nine months of 2008.

CEO Comments

Charles K. Narang, NCI's Chairman and CEO, said, "We are pleased to report outstanding results for the third quarter of 2009. Once again, we continue to deliver value as we strive to build a premiere IT and professional services company focused on quality, integrity, and total customer satisfaction. Our record level of third quarter revenue, earnings per share, bookings, and backlog supports our increased full year guidance and positions us nicely for solid 2010 performance."

Business Highlights

NCI's President, Terry Glasgow, stated, "Our strong awards performance in the quarter provide nice momentum as we close out 2009 and move into 2010. Our DoD business continues to drive growth as does our strong portfolio of government wide acquisition contracts. What is especially gratifying is the breadth and quality of our new business awards - with approximately 80% representing new work and with a substantial part being with new customers. We believe we are in the right markets, with the right leadership team, with a very strong set of core service offerings. All of these elements provide the pathway for sustained organic growth."

Key Metrics

NCI reported a record total backlog for the third quarter of 2009 of $1,259 million, of which $267 million was funded backlog. This compares to total backlog of $1,096 million at the end of the third quarter of 2008, including $233 million in funded backlog. During the third quarter of 2009, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 48% of revenue, cost-plus contracts accounted for 13%, and fixed-price contracts accounted for 39% of revenue for the third quarter of 2009. Our customer mix for the third quarter of 2009 reflects approximately 89% from the Department of Defense and Intelligence customers, approximately and 11% from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 66 days, or a one day improvement from the previous quarter and 17 day improvement from year-end 2008.

Outlook

The table below summarizes the guidance ranges for the fourth quarter and full year of 2009. This outlook does not reflect the impact of any future acquisitions, nor does it include an estimate for any potential adjustment for the TRS Consulting, Inc. acquisition earn-out under SFAS No. 141(R).

	4th Quarter 2009	Full Year 2009
Revenue	$122 million - $127 million	$465 million - $470 million
Diluted Earnings Per Share	$0.41 - $0.43	$1.53 - $1.55

Conference Call Information

NCI, Inc.'s executive management will hold a conference call today at 5 p.m. ET, to discuss third quarter 2009 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 7957487. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning around 7 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 7957487. A replay webcast will also be available on NCI, Inc.'s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000-certified company, NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; information assurance and cybersecurity; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. The company is a member of the Russell 2000 index. Headquartered in Reston, Virginia, NCI has approximately 2,700 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may," "will," "intends," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for the substantially all of our revenue; a change in funding of our contracts due to bid protest, changes in spending patterns, changes in contract type, particularly changes from cost-plus or time-and-material type contracts to fixed-priced contracts, or changes in priorities due to the change in administration; changes in Feral Government programs or requirements, including the increase use of small business providers or curtailment of Federal Government's use of professional services providers (insourcing);failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; competitive factors, such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to integrate TRS Consulting, Inc. or to identify and successfully integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; current economic market conditions, specifically the credit and liquidity crisis, (i) has caused the interest rate on our outstanding debt to fluctuate and could increase significantly in the future, (ii) could cause our non-government business partners, prime or subcontractors, to default on contracts which may impact our ability to perform, and (iii) could impact the cost of future acquisitions significantly above our current cost of debt; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) Government contracts for services, (ii) outsourcing of activities that have been performed by the Government, (iii) delays related to agency specific funding freezes, and (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS), agency-specific IDIQ contracts, and/or schedule contracts with the General Services Administration; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC such as our Form 8-K or Form10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenue	$130,198	$101,141	$343,733	$288,979

Operating costs and expenses:
Cost of revenue	113,403	87,632	298,703	249,547
General and administrative expense	6,271	4,810	15,926	15,016
Depreciation and amortization	518	455	1,559	1,425
Amortization of intangible assets	578	483	1,474	1,289
Total operating costs and expenses	120,770	93,380	317,662	267,277

Operating income	9,428	7,761	26,071	21,702
Interest income	15	24	45	97
Interest expense	(160)	(498)	(533)	(1,685)

Income before income taxes	9,283	7,287	25,583	20,114
Income tax expense	3,658	2,890	10,163	8,020
Net income	$5,625	$4,397	$15,420	$12,094

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,477	13,361	13,442	13,356

Net income per share	$0.42	$0.33	$1.15	$0.91

Diluted:

Weighted average shares and equivalent shares outstanding	13,801	13,672	13,766	13,616

Net income per share	$0.41	$0.32	$1.12	$0.89

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	As of September 30, 2009	As of December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,958	$1,267
Accounts receivable, net	93,989	92,192
Deferred tax assets	3,385	3,116
Prepaid expenses and other current assets	2,455	1,733
Total current assets	102,787	98,308

Property and equipment, net	7,147	5,378
Other assets	837	926
Intangible assets, net	9,212	7,981
Goodwill	106,580	87,740
Total assets	$226,563	$200,333

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$40,835	$32,747
Accrued salaries and benefits	19,061	16,436
Other accrued expenses/liabilities	7,379	5,353
Deferred revenue	2,372	2,626
Total current liabilities	69,647	57,162

Long-term debt	32,000	40,000
Other liabilities	3,580	98
Deferred rent	2,071	2,523
Deferred tax liabilities, net	2,846	1,691
Total liabilities	110,144	101,474

Stockholders' equity:
Class A common stock, $0.019 par value-37,500,000 shares authorized; 8,280,204 shares issued and outstanding as of September 30, 2009, and 8,205,711 shares issued and outstanding as of December 31, 2008	157	156
Class B common stock, $0.019 par value-12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of September 30, 2009, and December 31, 2008	99	99
Additional paid-in capital	61,873	59,734
Retained earnings	54,290	38,870
Total stockholders' equity	116,419	98,859

Total liabilities and stockholders' equity	$226,563	$200,333

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities
Net income	$15,420	$12,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,033	2,714
Gain on sale and disposal of property and equipment	2	(11)
Non-cash stock compensation expense	980	581
Deferred income taxes	888	1,085
Changes in operating assets and liabilities:
Accounts receivable, net	(578)	5,469
Prepaid expenses and other assets	(600)	(525)
Accounts payable	8,032	856
Accrued expenses/other current liabilities	(197)	3,353
Deferred rent	(437)	(407)
Net cash provided by operating activities	26,543	25,209

Cash flows from investing activities
Purchase of property and equipment	(2,966)	(1,164)
Proceeds from sale of property and equipment	-	11
Cash paid for acquisitions, net of cash received	(14,953)	(16,190)
Net cash used in investing activities	(17,919)	(17,343)

Cash flows from financing activities
Payments on from line of credit, net	(8,000)	(6,442)
Principal payments under capital lease obligations	(94)	(120)
Proceeds from exercise of stock options	865	133
Excess tax deductions from stock options	296	44
Net cash used in financing activities	(6,933)	(6,385)

Net change in cash and cash equivalents	1,691	1,481
Cash and cash equivalents, beginning of period	1,267	109
Cash and cash equivalents, end of period	$2,958	$1,590

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$533	$1,685
Income taxes	$10,397	$7,012

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